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                                                                     EXHIBIT 5.1



               [LETTERHEAD OF WINTHROP, STIMSON, PUTNAM & ROBERTS]





                                  July 17, 1997


Tekni-Plex, Inc.
Dolco Packaging Corp.
201 Industrial Parkway
Somerville, NJ  08876

Ladies and Gentlemen:

                  We have acted as counsel to Tekni-Plex, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed registration by the Company of up to $75,000,000 in aggregate principal amount of the Company's Series B 11 1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Reg. No. 333-28157) filed with the Securities and Exchange Commission (the "Commission") on May 30, 1997, under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Company's 11 1/4% Senior Subordinated Notes due 2007 (the "Old Notes"). The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of April 1, 1997, among the Company, Dolco Packaging Corp. (the "Guarantor"), a corporation organized and existing under the laws of the State of Delaware, and Marine Midland Bank, as Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $75,000,000 in aggregate principal amount is outstanding.

                  In addition, at the request of the Company, we have acted as counsel to the Guarantor in connection with this opinion. The Guarantor guaranteed payments of principal of and interest on the Old Notes ("Old Guarantees") and will guarantee payments of principal of and interest on the Exchange Notes (the "Guarantees of the Exchange Notes").

                  For purposes of this opinion, we have (i) examined copies of the Registration Statement and exhibits thereto, the Indenture and such board resolutions, corporate documents, records and other instruments as we have deemed necessary for the purposes of this opinion and (ii) assumed the authenticity of all
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documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. For such purposes, we have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto (including the Company and the Guarantor). In rendering this opinion, we have assumed the validity of, and relied upon, the representations of the Company and the Guarantor as to certain factual matters relevant hereto.

                  Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

                           1. When, as and if (i) the Registration Statement shall have become effective, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes are duly executed and delivered on behalf of the Company in accordance with the Indenture in exchange for Old Notes pursuant to the terms of the offer to exchange set forth in the prospectus forming a part of the Registration Statement and the accompanying letter of transmittal and (iv) the Exchange Notes are duly authenticated by the Trustee pursuant to the terms of the Indenture, then the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium and other laws relating to or affecting generally the enforcement of creditors' rights and subject to general principles of equity, public policy considerations, requirements of reasonableness, good faith and fair dealing and the discretion of courts generally in controlling their own dockets and matters before them.

                           2. When, as and if (i) the Registration Statement shall have become effective, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (including the Guarantees of the Exchange Notes) are duly executed, delivered and authenticated in accordance with the Indenture, then the Guarantees of the Exchange Notes will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium and other laws relating to or affecting generally the enforcement of creditors' rights and subject to general principles of equity, public policy considerations, requirements of reasonableness, good faith

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         and fair dealing and the discretion of courts generally in controlling their own dockets and matters before them.

                  We are members of the bar of the State of New York and do not express any opinion herein as to any laws other than the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                  We do not pass upon the application of the federal laws of the United States nor the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes and the Guarantees of the Exchange Notes.

                  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to opine on any other matter, or to revise or supplement this opinion should any applicable laws be changed by legislative action, judicial decision or otherwise.


                                Very truly yours,


                                /s/ WINTHROP, STIMSON, PUTNAM & ROBERTS

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